MORE REASONS TO INVEST Treat yourself this holiday season to Ford Interest Advantage – a convenient investment in Ford Credit that earns up to 1.05%. Over 50,000 investors now enjoy 24/7 online and mobile access to their funds with Ford Interest Advantage. If you’re looking for a spot to park your savings, our range of competitive interest rates will help you reach your goals. To get started, visit fordcredit.com/FIA or call 1-800-462-2614. FORD INTEREST ADVANTAGE Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are of_fered only in the United States. This does not constitute an of_fer to sell or a solicitation to invest in the Notes in any jurisdiction in which such of_fer or solicitation is not authorized, or to any person to whom it is unlawful to make such of_fer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has ﬁled a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the of_fering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has ﬁled with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. * Investments over $50,000. Rate as of 11/7/14; see fordcredit.com/FIA for current rates for all investment amounts (minimum $1,000). 1. 5 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-194069